Post-Effective Amendment No. 7 to
                                                       SEC File No. 70-8593



                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  APPLICATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                     GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054

                           ENERGY INITIATIVES, INC. ("EI")
                          EI SERVICES, INC. ("EI Services")
                  One Upper Pond Road, Parsippany, New Jersey 07054

                   JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                   300 Madison Avenue, Morristown, New Jersey 07960

                        METROPOLITAN EDISON COMPANY ("Met-Ed")
                     P.O. Box 16001, Reading, Pennsylvania 19640

                      PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   1001 Broad Street, Johnstown, Pennsylvania 15907

                          GPU SERVICE CORPORATION ("GPUSC")
                 100 Interpace Parkway, Parsippany, New Jersey 07054
                      (Names of companies filing this statement
                         and addresses of principal offices)

                        GENERAL PUBLIC UTILITIES CORPORATION
          (Name of top registered holding company parent of the applicants)

          T. G. Howson, Vice President       Michael J. Connolly, Esq.
           and Treasurer                     Assistant General Counsel
          M.A. Nalewako, Secretary           GPU Service Corporation
          GPU Service Corporation            100 Interpace Parkway
          100 Interpace Parkway              Parsippany, New Jersey 07054
          Parsippany, New Jersey  07054

          R. S. Cohen, Secretary             W. A. Boquist, II, Vice
          Jersey Central Power &              President - Legal Services
           Light Company                     Metropolitan Edison Company
          300 Madison Avenue                 Pennsylvania Electric Company
          Morristown, New Jersey  07960      P.O. Box 16001
                                             Reading, Pennsylvania  19640

          B. L. Levy, President              Douglas E. Davidson, Esq.
          K. A. Tomblin, Secretary           Berlack,  Israels  &  Liberman
          LLP
          Energy Initiatives, Inc.           120 West 45th Street
          EI Services, Inc.                  New York, New York  10036
          One Upper Pond Road
          Parsippany, New Jersey  07054
          _________________________________________________________________
                     (Names and addresses of agents for service)

               GPU,  EI,  EI Services,  JCP&L,  Met-Ed,  Penelec and  GPUSC

          hereby  post-effectively  amend  the  Application  on  Form  U-1,

          docketed  in SEC  File  No. 70-8593,  as  heretofore amended,  as follows:

                    1.   By  amending paragraph  I thereof  to read  in its

          entirety as follows:



                    I. To provide operational flexibility, it is also proposed that the Subsidiary Companies provide other Subsidiary Companies and Exempt Entities with all services necessary or desirable for their operations, including, without limitation, management, operations, administrative, employment, tax, accounting, engineer-ing, consulting, utility performance, and electronic data processing services, and software development and support services in connection therewith. The Subsid-iary Companies propose to provide such services and to sell goods to other associated Subsidiary Companies and associated Exempt Entities at fair market prices, and request an exemption pursuant to Section 13(b) from the requirements of Rules 90 and 91 applicable to such transactions in any case in which one or more of the following circumstances are present:

                         1.   Such  associate is a FUCO or an EWG
                    which derives no part of its income, directly or indirectly, from the generation, transmis-sion, or distribution of electric energy for sale within the United States; or

                         2.   Such  associate  is  an  EWG  which
                    sells electricity at market-based rates which have been approved by the FERC or the appro-priate state public utility commission, provided the purchaser of such electricity is not an associate of GPU within the GPU Sys-tem; or

                         3.   Such associate is an EWG that sells
                    electricity at rates based upon its cost of service, as approved by the FERC or any state public utility commission, provided that the purchaser of such electricity is not an associate of GPU within the GPU System; or

                         4.   Such  associate   is  a  Subsidiary
                    Company, the sole business of which is devel-oping, owning and/or operating FUCOs or EWGs described in clauses 1, 2 or 3 above.

                    The  Commission  has  heretofore   authorized  EI,
               either directly or through it subsidiary EI Services, (collectively, "Initiatives"), to provide services and sell goods to associate EWGs and FUCOs which satisfy one of the requirements in clauses 1, 2 or 3 above under an exemption from the cost standard. According-ly, it is also proposed that Initiatives be exempt under Section 13(b) from the requirements of Rules 90 and 91 with respect to the rendering of services or sale of goods to Subsidiary Companies that satisfy the requirements of clause 4 above.

                    The  Subsidiary  Companies  and  Initiatives  will
               provide services and goods to associates that do not satisfy any of the above circumstances at cost in accordance with Section 13(b) of the Act and Rules 90 and 91.

                    GPU acknowledges that the  Commission's authoriza-
               tion for Subsidiary Companies and Initiatives to provide services or sell goods to any such associate shall not be binding upon the FERC or any state public utility commission having jurisdiction, and agrees that neither the Subsidiary Companies nor Initiatives will assert or take any position to the contrary in any administrative or judicial proceeding involving the determination of rates that may be charged by any such associate. GPU also states that neither the Subsidiary Companies nor Initiatives will provide services or sell goods to any associate which, in turn, provides such services or sells such goods, directly or indirectly, to any other associate which does not fall within any of the preceding enumerated categories.

                    It  is also contemplated that GPU Service Corpora-
               tion ("GPUSC"), a subsidiary service company, would provide certain services to Subsidiary Companies or Exempt Entities in which GPU owns an interest. For example, there are certain activities such as financial reporting, tax services, pension and benefit adminis-tration, risk management, treasury, corporate, finan-cial and legal which may be most cost effectively performed by GPUSC to meet the mutual needs of GPU and all of its associates. All such services provided by GPUSC will performed at cost in accordance with Rules 90 and 91, provided that GPUSC may charge such addi-tional consideration, if any, as any state public utility commission having jurisdiction over the rates charged by an Operating Company (as defined below) may authorize.




                    There may also be  instances where it is desirable
               for employees of Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company (collectively, the "Operating Companies") to perform services for Subsidiary Companies and Exempt Entities in which GPU directly or indirectly owns an interest. For example, employees of the Operating Companies may have expertise regarding the operation and maintenance of electric generation, transmission or distribution facilities owned or operated by a Subsid-iary Company or Exempt Entity, and it may be more efficient and/or economic to utilize existing system personnel rather than hiring new employees for this purpose. In addition, it may be desirable to utilize certain Operating Company personnel to assist in due diligence evaluations, audits, assessments and the like of potential Exempt Entity acquisitions. Accordingly, authorization is requested for the Operating Companies to provide such services to Subsidiary Companies and Exempt Entities in which GPU directly or indirectly owns an interest. Pursuant to Rule 53(a)(3), no more than 2% of the employees of the Operating Companies will render services, at any one time, directly or indirectly, to Subsidiary Companies or Exempt Entities in which GPU directly or indirectly holds an interest. All such services will be provided at cost in accor-dance with Rules 90 and 91, provided that an Operating Company may charge such additional consideration, if any, as the state public utility commission having jurisdiction over the rates charged by such Operating Company may authorize.

                    There will be no diversion of GPU System personnel
               or resources (either by the Operating Companies or GPUSC) that will adversely affect any Operating Subsid-iary's domestic customers or GPU's shareholders. Moreover, in no case will GPUSC or the Operating Company be obligated to render services, if in the sole judgment of the entity performing the services, the personnel and resources needed to fill the request are not available. The provision of such services will enable the Subsidiary Companies, and Exempt Entities in which GPU directly or indirectly holds an interest, to employ economies of scale while not adversely affecting the GPU system. In addition, the applicable service agreement will provide, with respect to services performed at cost, that neither GPUSC nor the Operating Companies (as the case may be) shall have any liability or make any warranty with respect to the performance of the services requested, other than the obligation to re-perform the requested work at cost in accordance with the work order. Furthermore, the applicable service agreement will provide, with respect to servic-es performed at cost, that GPUSC and the Operating Companies (as the case may be) will be fully indemni-fied by the recipient (or, if applicable, Initiatives or the Subsidiary Company on whose behalf the work is performed) against liabilities to or claims of third parties arising out of the performance of services.

                    2.   GPU  agrees  that  it will  include  the following

          additional information  in each  Certificate Pursuant to  Rule 24 filed on a  quarterly basis pursuant to  the Order dated July  6,

          1995 in this docket (HCAR No. 35-26326):

                         (i)  a copy  of each Subsidiary  Company's balance

          sheet and income statement.

                         (ii) a  brief narrative description  of the Exempt

          Entities in which there are funds invested (including in particu-

          lar the project size, location and scope of operation).



                    3.   Applicants  request  that  the Commission  reserve

          jurisdiction pending completion of the record over the authoriza-

          tion  requested in paragraph I hereto with respect to the perfor-

          mance of services by  Met-Ed and Penelec for Exempt  Entities and

          Subsidiary Companies.



























                                      SIGNATURE

                    PURSUANT  TO THE  REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES  HAVE DULY

          CAUSED  THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDER-

          SIGNED THEREUNTO DULY AUTHORIZED.



                                        GENERAL  PUBLIC  UTILITIES CORPORATION
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY
                                        GPU SERVICE CORPORATION



                                        By: _______________________________
                                            T.G. Howson
                                            Vice President and Treasurer


                                        ENERGY INITIATIVES, INC.
                                        EI SERVICES, INC.


                                        By:________________________________
                                            B.L. Levy
                                            President



          Date:  February 6, 1996